Exhibit 99.1

Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Contact:
Irma Gomez-Dib - FD
212-850-5761
Irma.gomez-dib@fd.com

INSMED SELLS FOLLOW-ON BIOLOGICS PLATFORM TO MERCK & CO., INC. FOR GROSS PROCEEDS OF $130 MILLION

INSMED TO RETAIN IPLEX™ PORTFOLIO
COMPANY TO HOST CONFERENCE CALL AT 8:30 AM ET TODAY

RICHMOND, VA. February 12, 2009 - Insmed Inc. (Nasdaq CM:INSM), a developer of follow-on biologics and biopharmaceuticals focused on niche markets with unmet medical needs, announced today that it has entered into a definitive agreement with Merck & Co., Inc. whereby Merck, through an affiliate, will purchase all assets related to Insmed’s follow-on biologics platform.  Under the terms of the agreement, Insmed will receive a total of $130 million for the assets.  After fees, taxes and other costs related to the transaction, Insmed expects net proceeds of approximately $123 million as a result of this agreement.

As part of this transaction, Insmed will receive initial payments of up to $10 million for Insmed's lead follow-on-biologic candidates and the remaining balance upon closing of the transaction, which is targeted for March 31, 2009.  These initial payments will allow the Company to maintain its normal business operations throughout the closing period without the need for dilutive financing.

Insmed’s follow-on biologics assets include INS-19 and INS-20, whose development and commercial rights will now belong to Merck, as well as the Boulder, Colorado-based manufacturing facility.  Merck intends to assume the facility’s lease and ownership of all the equipment in the building.  In addition, upon closing of the transaction, Merck intends to offer positions to employees of the Boulder facility.  Insmed will retain its Richmond, VA corporate office, which houses its Clinical, Regulatory, Finance, and Administrative functions, in support of the continuing IPLEX™ program.

“We have long maintained that our follow-on biologics assets hold substantial value, and this agreement with Merck, one of the largest pharmaceutical companies in the world, is a testament to that value,” said Dr. Geoffrey Allan, President and CEO of Insmed.  “We are pleased that over the past two years our team has been successful in developing such a valuable asset, which, as a result of this agreement, will generate a substantial return to the Company.”

“This transaction will transform and strengthen our balance sheet in a completely non-dilutive fashion, and provides us with substantial financial flexibility in a market where cash, especially for small biotech companies, is scarce,” continued Dr. Allan.

The proceeds from the transaction will be used to support the continued development of IPLEX™, and the Company will carefully evaluate other options, which could include the distribution of a portion of the cash to shareholders.

As of December 31, 2008, Insmed had $2.4 million in cash on hand with an ongoing net cash burn of approximately $1.2 million per month.  This transaction, in accordance with Virginia corporate law, does not require a shareholder vote, though it is conditional on certain closing requirements, including obtaining necessary consents.

RBC Capital Markets served as exclusive financial advisor to Insmed on the transaction and the review of strategic alternatives, and provided a fairness opinion to the Company’s Board of Directors.

Conference Call

Insmed will host a conference call today at 8:30 AM ET in order to further discuss this transaction.  To participate in today's 8:30 AM ET live conference call, please dial 800-891-3155 (U.S. callers) or 617-597-5527 (international callers), and provide passcode 54149478.  A live webcast of the call will also be available at:

http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=2097821

Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days beginning today at 12:30 PM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), using passcode 91512481.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that closing conditions under our agreement with Merck & Co., Inc. may not be met, product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop IPLEX™ may be unsuccessful our common stock could be delisted from the Nasdaq Capital Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.